GMAC Financial Services Declares Dividends on Preferred Stock

DETROIT (April 16, 2010) – The GMAC Financial Services board of directors has declared quarterly dividend payments for certain outstanding preferred stock.  The dividends were declared on March 25, 2010 and are payable on May 17, 2010.

A quarterly dividend payment was declared on GMAC’s Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, of approximately $257 million, or $1.125 per share.  This preferred stock was issued to the U.S. Department of the Treasury on Dec. 30, 2009.

A quarterly dividend payment was also declared on GMAC’s Fixed Rate Cumulative Perpetual Preferred Stock, Series G.  The dividend totals approximately $46 million, or $17.89 per share, and is payable to shareholders of record as of May 3, 2010.  This series of preferred stock was issued to investors in connection with GMAC’s private exchange and cash tender offers, which were completed in December 2008.

About GMAC Financial Services
GMAC Financial Services is one of the world’s largest automotive services companies.  As the preferred source of financing for General Motors, Chrysler, Saab, and Thor Industries, GMAC offers a full suite of automotive financing products and services in key markets around the world.  GMAC’s other business units include mortgage operations and commercial finance, and the company’s subsidiary, Ally Bank, offers online retail banking products.  With more than $172 billion in assets, GMAC operates as a bank holding company.  For more information, visit the GMAC media site at http://media.gmacfs.com.

# # #

Contacts:
Jim Olecki
212-884-7955
james.olecki@gmacfs.com

Chris McNamee
212-884-7935
christopher.mcnamee@gmacfs.com